D.L. CROMWELL INVESTMENTS, INC.
                           1200 NORTH FEDERAL HIGHWAY
                            BOCA RATON, FLORIDA 33432



                                                              February 10, 1998

Willora Company Limited
c/o Sheldon Salcman
Soreq Inc.
620 Wilson Avenue, Suite 501
Toronto, Ontario, Canada M3K1Z3


Dear Mr. Salcman:

         This will confirm the intent of D.L. Cromwell Investments, Inc. ("Cromwell") to facilitate the conversion and sale by Willora Company Limited (the "Holders") of securities of Big Smith Brands Inc. (the "Company"). The Holders currently own approximately 218,000 shares of Common Stock of the Company and $1,631,500 principal amount of 6% Convertible Debentures (the "Debentures"). It is contemplated that Cromwell will facilitate the conversion of the Debentures into 2,900,000 shares of Common Stock and the subsequent resale of such shares and an additional 200,000 shares of Common Stock held by the Holders for aggregate gross proceeds of $2,000,000. The Company will also pay directly to the Holders all interest accrued and unpaid on the Debentures to the date of conversion.

         Our providing investment banking services be subject to the following general terms, representations, conditions and qualifications:

1. The Holders have acquired the Common Stock and Debentures in reliance on the exemption from registration provided in Regulation S and have not taken any action that would restrict a purchaser of Common Stock from the Holders from reselling such securities.

2. The Holders have full power, right and authority to enter into and perform this Agreement and upon payment of the purchase price set forth herein, the purchasers will acquire good title to the Securities, free and clear of any liens, encumbrances, restrictions on transfer or stop transfer instructions.

3. Cromwell will arrange for the purchase by one or more qualified investors of the 3,100,000 shares of Common Stock from the Holders for aggregate gross proceeds of $2,000,000. Cromwell represents and warrants to the Company that (i) such qualified investors shall include only up to 15 "accredited investors" (as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act") or "qualified institutional buyers" (as such term is defined in Rule 144A under the Securities Act), who are not "U.S.

Persons " (as such term is defined under Rule 902 of Rule 902 of Regulation S under the Securities Act), and (ii) any nominee to whom shares of Common Stock are issued for the account of such holders shall not be a U.S. Person. The Holders shall deliver the Debentures, properly endorsed for transfer and executed for conversion, and certificates representing 200,000 shares of Common Stock, along with a blank stock power, to Bernstein & Wasserman, LLP as escrow agent (the "Escrow Agent") upon execution of this Agreement, for release against payment of the $1,950,000 net proceeds (after deducting the commission set forth in paragraph 6 below) to the Holders.

4. Within 7 days of the execution of this Agreement, Cromwell shall arrange for a purchaser to deposit $250,000 in immediately available funds with the Escrow Agent, representing an advance against the purchase price due to the Holders. The remaining amount shall be delivered to the Escrow Agent no later than twenty
(20) days from the date of this letter. Simultaneously with the delivery of funds, Cromwell shall deliver to the Company and the Escrow Agent instructions for the issuance of stock certificates for the purchasers. The Company shall have the transfer agent promptly prepare such certificates and deliver them to the Escrow Agent.

5. From time to time, and within two business days of receipt of the funds and certificates, closings shall occur, by delivery by the Escrow Agent of the certificates to the purchasers and funds to the Holders. The first $400,000 shall be applied against the purchase price of $400,000 for the 200,000 shares of Common Stock. The parties may designate the amount to be released in any one closing. The parties agree that the Escrow Agent has no liability as a result of any fraudulent or unlawful conduct of any other party and agree to hold the Escrow Agent harmless.

6. In exchange for acting as agent in the sale of Common Stock on behalf of the Holders, the Holders shall pay a brokerage commission of 2.5% ($50,000) to Cromwell. Such funds shall be deducted from the last payment out of the $2,000,000 placed in escrow and delivered to Cromwell upon the closing.

7. The Company shall waive or modify any provisions of the Debentures or Offshore Securities Subscription Agreement necessary to effect the transactions described in this letter.

8. Provided, the transactions set forth in this letter agreement are completed, for a period of two (2) years from the date of this Agreement, the Holders and their affiliates shall agree not to effect any transactions in the securities of the Company without the prior written consent of the Company, not to be unreasonably withheld or unduly delayed.

8. The Company represents that consummation of the transactions contemplated herein will not result in a breach of any of the terms, provisions or conditions of any written agreement to which it is a party.

9. The Company represents that the financial and operational history, its present condition, financial or otherwise, and its prospects are substantially as represented to Cromwell in its public filings and the various documents presented to Cromwell by the Company.

10. If the Company receives at least $25 million from a judgment or settlement of the litigation with Catepillar, the Company agrees that it will promptly pay the Holder $400,000 in cash and the purchasers an aggregate of $500,000 in cash.

11. The Company and the Holders represent that this letter sets forth all agreements between such parties and that there is no agreement, whether written or oral, with respect to the payment of any additional cash, securities or other consideration by the Company to the Holders or any affiliates of the Holders.

12. Notwithstanding anything to the contrary set forth herein, in the Debentures or in any other agreement between the Holders and the Company, the Company's obligation to issue and deliver the shares of its Common Stock upon the conversion of Debentures as contemplated hereby shall be condition upon its prior receipt of:

         (a) a certificate from any nominee in whose name the shares of Common Stock are to be issued representing and warranting:

          i. such nominee is holding the shares for the accounts of no more than 15 "accredited investors"or qualified institutional buyers, who are not U.S. Persons under Regulation S; and

          ii.  such nominee is not a U.S. Person.

         (b) a certificate from the nominee on behalf of the beneficial owners for whose account the shares are being issued, representing and warranting that:

          i. each investor is an accredited investor or qualified institutional buyer, is not a U.S. Person and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the shares to be issued to it;

          ii. each investor has been informed that the shares are highly speculative and involve a high degree of risk, that the shares have not been registered under the Securities Act and may not be sold or otherwise disposed of except pursuant to an effective registration statement filed under the Securities Act or pursuant to an exemption from the Act and that the Company is under no obligation to register the shares under the Securities Act on behalf of such investor; and

          iii. each investor is acquiring the shares not with a view to or for the sale in connection with any distribution of the shares or with any present intention of distributing the shares or selling the shares in any manner not in compliance with applicable securities.

13. This Agreement is delivered in the State of Florida and shall be construed and enforced in accordance with and governed by, the laws of the State of Florida, without giving effect to its conflict of law principles. The parties hereto hereby agree that any action, proceeding or claim against it arising out of or in any way related to this Agreement shall be brought and enforced in the courts of the State of New York or the United States of America for the Southern District of NewYork and irrevocably submits to such exclusive jurisdiction, and hereby irrevocably waives any objection to such exclusive jurisdiction or inconvenient forum.

                                             Very truly yours,

                                             D.L. CROMWELL INVESTMENTS, INC.


                                             By:   /s/ David Davidson
                                                   ------------------
                                                Name: David Davidson
                                                Title: Chairman and Chief
                                                       Executive Officer

WILLORA COMPANY LIMITED


By:  /s/ Bernard Miller
     ------------------
Name:  Bernard Miller
Title: President


BIG SMITH BRANDS, INC.



By:  /s/ S. Peter Lebowitz
     ----------------------
Name: S. Peter Lebowitz
Title:President